SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement                [ ] Confidential, For Use  of the
[X] Definitive Proxy Statement                     Commission Only (as permitted
[ ] Definitive Additional Materials                by Rule 14a-6(e)(2))
[ ] Soliciting Material Under Rule 14a-12


                             OPEN PLAN SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
(2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
(4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
(5)  Total fee paid:

--------------------------------------------------------------------------------
[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided in Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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




                                                                          [LOGO]




                                  July 9, 2001


Dear Shareholder:

         You are cordially invited to attend the 2001 Annual Meeting of Shareholders to be held on Tuesday, August 7, 2001 at 10:00 a.m. at the Omni Richmond Hotel, 12th and Cary Streets, Richmond, Virginia. At the Annual Meeting, you will be asked to elect two directors each to serve for a three-year term. You will also be asked to approve a resolution that will restore the voting rights of one of our shareholders, Great Lakes Capital, LLC, under Virginia law. Enclosed with this letter is a formal notice of the Annual Meeting, a Proxy Statement and a form of proxy.

         Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. Please complete, sign, date and return the enclosed proxy promptly using the enclosed postage-paid envelope. The enclosed proxy, when returned properly executed, will be voted in the manner directed in the proxy.

         We hope you will participate in the Annual Meeting, either in person or by proxy.

                                                 Sincerely,

                                                 /s/ Anthony F. Markel

                                                 Anthony F. Markel
                                                 Chairman of the Board





 . . . . . . . . . . . . . . . Common Sense at Work . . . . . . . . . . . . . . .


              4299 CAROLINA AVENUE, BUILDING C, RICHMOND, VA 23222
                        804.228.5600 / FAX 804.228.5656

                             OPEN PLAN SYSTEMS, INC.
                        4299 Carolina Avenue, Building C
                            Richmond, Virginia 23222


                               -------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               -------------------

         The Annual Meeting of Shareholders (the "Annual Meeting") of Open Plan Systems, Inc. (the "Company") will be held on Tuesday, August 7, 2001 at 10:00 a.m. at the Omni Richmond Hotel, 12th and Cary Streets, Richmond, Virginia, for the following purposes:

         1. To elect two directors to serve for terms of three years expiring at the 2004 annual meeting of shareholders;

         2. To approve a resolution that will restore the voting rights of one of our shareholders, Great Lakes Capital, LLC, under Virginia law; and

         3. To act upon such other matters as may properly come before the Annual Meeting.

         Only holders of shares of Common Stock of record at the close of business on July 2, 2001, the record date fixed by the Board of Directors of the Company, are entitled to notice of, and to vote at, the Annual Meeting.

         Please sign and promptly mail the enclosed proxy to insure the presence of a quorum at the Annual Meeting.

                                              By Order of The Board of Directors

                                              /s/ Anthony F. Markel

                                              Anthony F. Markel
                                              Chairman of the Board

July 9, 2001

                                    IMPORTANT

         WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE YOUR SHARES IN PERSON, EVEN THOUGH YOU HAVE PREVIOUSLY SIGNED AND RETURNED YOUR PROXY.

                             OPEN PLAN SYSTEMS, INC.
                        4299 Carolina Avenue, Building C
                            Richmond, Virginia 23222


                                 PROXY STATEMENT


         This Proxy Statement is furnished to holders of Common Stock, no par value (the "Common Stock"), of Open Plan Systems, Inc. (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the 2001 Annual Meeting of Shareholders (the "Annual Meeting") to be held on Tuesday, August 7, 2001 at 10:00 a.m. at the Omni Richmond Hotel, 12th and Cary Streets, Richmond, Virginia, and any adjournment thereof.

         Any shareholder who executes a proxy has the power to revoke it at any time by executing and delivering to the Secretary of the Company a proxy dated as of a later date, or by voting in person at the Annual Meeting. It is expected that this Proxy Statement and the enclosed proxy card will be mailed on or about July 9, 2001 to all shareholders entitled to vote at the Annual Meeting.

         The expense of soliciting proxies for the Annual Meeting will be paid for by the Company. Proxies are being solicited by mail and may also be solicited in person or by telephone, telefacsimile or electronic transmission by directors, officers and employees of the Company. The Company may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of shares of Common Stock.

         On July 2, 2001, the record date for determining those shareholders entitled to notice of and to vote at the Annual Meeting, there were 4,337,391 shares of Common Stock issued and outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters to be acted upon at the Annual
Meeting. A majority of the shares of the Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted as to any matter at the Annual Meeting will be included in determining the number of shares present or represented at the Annual Meeting. Broker Shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at the Annual Meeting.

         The aggregate number of votes cast on a proposal by all shareholders present in person or by proxy at the Annual Meeting generally will be used to determine the outcome of such proposal. Thus, in the case of the election of directors and other matters that generally may come before the Annual Meeting, abstention from voting on a matter by a shareholder present in person or by proxy at the Annual Meeting has no effect on the item on which the shareholder abstained from voting. In addition, broker "non-votes" will not be included in determining the number of votes cast on any matter. In the case, however, of the resolution that will restore voting rights to Great Lakes Capital, LLC, an affiliate of the Company ("Great Lakes"), which requires approval of a majority of the shares entitled to vote at the Annual Meeting, excluding certain "interested shares" described below, abstention from voting and broker non-votes will have the effect of voting against that matter.

         The Common Stock had been listed on the Nasdaq National Market under the symbol "PLAN" from May 31, 1996 to April 25, 2001 and under the symbol "PLANE" from April 26, 2001 to June 7, 2001. The Common Stock was delisted from the Nasdaq National Market effective June 8, 2001. On

July 2, 2001, an application for the Common Stock to be traded on the OTC Bulletin Board was filed on the Company's behalf.

         The Board of Directors of the Company is not aware of any matters other than those described in the Proxy Statement that may be presented for action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting, the persons named in the enclosed proxy card possess discretionary authority to vote in accordance with their best judgment with respect to such other matters.


                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

         Two directors are to be elected at the Annual Meeting each to serve for a term of three years expiring on the date of the annual meeting of shareholders in 2004. Five other directors are serving terms that end in either 2002 or 2003, as indicated below. John L. Hobey, a director since 1998, resigned from the Board effective May 25, 2001. The Board of Directors may fill the vacancy resulting from Mr. Hobey's resignation following the Annual Meeting or may reduce the size of the Board from eight to seven.

         Directors are elected by a plurality of the votes cast in the election of directors at a meeting at which a quorum is present. If the proxy is executed in such manner as not to withhold authority for the election of one or both nominees for directors, then the persons named in the proxy will vote the shares represented by the proxy for the election of the two nominees named below. If the proxy indicates that the shareholder wishes to withhold a vote from one or both nominees for director, such instructions will be followed by the persons named in the proxy.

         Each nominee has consented to being named in the Proxy Statement and has agreed to serve if elected. The Board of Directors has no reason to believe that either nominee will be unable or unwilling to serve. If, at the time of the Annual Meeting, either nominee is unable or unwilling to serve as a director, votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Board of Directors. No family relationships exist among any of the directors or between any of the directors and executive officers of the Company.

         The following information is furnished with respect to each nominee for director and each incumbent director:

                Nominees for Director for Terms Expiring in 2004

         J. Wesley Hall, age 63, retired as Chairman of National Card Control, Inc., a credit card services company and wholly-owned subsidiary of Cendant Corporation, a position he held for more than five years, in December 2000. Mr. Hall is a member of the Compensation Committee and has been a director of the Company since 2000.

         W. Sydnor Settle, age 67, has been Chairman of Great Lakes Capital, Inc. ("GLC"), a company primarily engaged in leveraged buyouts of other entities and an affiliate of Great Lakes, since 1990. Additional information on Great Lakes is discussed below under "Proposal Two - Restoration of Control Share Voting Rights." Mr. Settle is also Chairman and a principal of Great Lakes. He is a member of the Audit Committee and has been a director of the Company since 1998.

         The Board of Directors recommends that the shareholders vote FOR the nominees set forth above.

                 Incumbent Directors Whose Terms Expire in 2002

         Theodore L. Chandler, Jr., age 49, has been Senior Executive Vice President of LandAmerica Financial Group, Inc., a title insurance and financial services company, since February 1, 2000. Prior to that time, Mr. Chandler served as a Vice President and a director of the law firm of Williams, Mullen, Clark & Dobbins in Richmond, Virginia, positions he held for more than five years. He is a director of LandAmerica and Hilb, Rogal and Hamilton Company. Mr. Chandler is a member of the Audit Committee and the Executive Committee and has been a director of the Company since 1996.

         Anthony F. Markel, age 59, has been President of Markel Corporation, an insurance brokerage company, since 1992. Mr. Markel is a director of Markel and Hilb, Rogal & Hamilton Company. He is Chairman of the Executive Committee and a member of the Compensation Committee. Mr. Markel has been a director of the Company since 1989 and Chairman of the Board of the Company since 1998.

         Edwin W. Mugford, age 65, has been President and Chief Executive Officer of Royal Oldsmobile-Isuzu Inc., an automobile dealership located in Richmond, Virginia, since 1971. Mr. Mugford has also been President of Key Royal Reinsurance Company Ltd., an automobile insurance company located in Richmond, Virginia, since 1995. He is a member of the Compensation Committee and has been a director of the Company since 1998.

                 Incumbent Directors Whose Terms Expire in 2003

         Robert F. Mizell, age 45, is a Senior Vice President and a director of Davenport & Company LLC, an investment banking company, where he has been employed since 1988. Mr. Mizell heads Davenport's Corporate Finance Department, and he is also President of its wholly owned subsidiary, Davenport Financial Advisors LLC. He is Chairman of the Audit Committee and a member of the Executive Committee and has been a director of the Company since 1996.

         Troy A. Peery, Jr., age 55, has been a private investor and owner of Peery Enterprises, Inc. since January 1999. From 1985 until his retirement in November 1998, he was President and Chief Operating Officer and director of Heilig-Meyers Company, a national retailer of home furniture and furnishings headquartered in Richmond, Virginia. He is a director of S&K Famous Brands, Inc. Mr. Peery is Chairman of the Compensation Committee and has been a director of the Company since 1989.

Operating Committee and Executive Officers

         Effective May 25, 2001, following the resignation of John L. Hobey as the Company's Chief Executive Officer, the Board of Directors appointed an interim Operating Committee to manage the day-to-day operations of the Company. The members of the Operating Committee are David E. Green, Stephen P. Hindle, Thomas M. Mishoe, Jr., and Robert E. O'Neil, Jr. The following information sets forth the names, ages, principal occupations and business experience for the past five years for the members of the Operating Committee and the Company's executive officers.

         David E. Green, age 42, has been Vice President of the Company since December 1999. Mr. Green was Vice President - Western Sales from May 1999 to December 1999, Vice President - Operations from December 1997 to May 1999 and Director of Acquisitions from August 1994 to December 1997.

         Stephen P. Hindle, age 45, has been Vice President - Sales & Marketing of the Company since January 31, 2000. Mr. Hindle was Regional Vice President of the Company from December 1997 to

December 1999, Regional Sales Manager from January 1997 to November 1997 and Director of Marketing from March 1996 to December 1996.

         Thomas M. Mishoe, Jr., age 48, has been a consultant to the Company since March 2001. He previously was Chief Financial Officer, Vice President, Secretary and Treasurer of Eskimo Pie Corporation from February 1996 until its sale to CoolBrands International Inc. in September 2000.

         Robert E. O'Neil, Jr., age 52, has been Vice President - National Accounts of the Company since December 1997. From November 1996 to November 1997, he was Vice President - Sales of the Company. From September 1994 to November 1996, he was Vice President - Sales of Superior Chaircraft Corporation, a seating manufacturing company.

         Timmouthy G. Zemer, age 33, has been Vice President - Operations of the Company since May 1997. From June 1994 to May 1997, he was Director of Operations of the Company.

Certain Voting Arrangements

         In June 1998, the Company entered into a Voting and Standstill Agreement (the "Voting Agreement") with Great Lakes and its affiliate, GLC. Under the Voting and Standstill Agreement, Great Lakes and GLC agreed to certain prohibitions and requirements with respect to the voting of shares of stock owned by them or their affiliates, including the requirement that such shares be voted for nominees to the Board of Directors of the Company recommended by the Board of Directors or a nominating committee thereof. As of May 31, 2001, Great Lakes, GLC and their affiliates owned 389,000 issued and outstanding shares of Common Stock that are subject to the Voting and Standstill Agreement. Additional information with respect to Great Lakes and GLC and the Voting and Standstill Agreement is discussed below under "Proposal Two - Restoration of Control Share Voting Rights."

Security Ownership of Management

         The following table sets forth certain information with respect to the beneficial ownership of shares of Common Stock as of May 31, 2001, by each director and nominee of the Company, by those current and former executive officers named in the Summary Compensation Table set forth under the caption "Executive Compensation" below, and by all of the directors and executive officers as a group.

                                            Amount and Nature of Beneficial Ownership (1)
                                          --------------------------------------------------

                                                                         Acquirable Within               Percent of
Name                                          Common Stock                  60 Days (2)                   Class (3)
----                                          ------------                  -----------                   ---------
Theodore L. Chandler, Jr.                         25,000                       5,000                         *
William F. Crabtree                              211,385 (4)                 600,000 (5)                    16.4%
J. Wesley Hall                                   375,900                       1,000                         8.7%
Stephen P. Hindle                                    200                      15,375                         *
John L. Hobey                                    262,211 (4)                 643,750 (5)                    18.2%
Anthony F. Markel                                559,035 (6)                   5,000                        13.0%
Robert F. Mizell                                  27,500                       5,000                         *
Edwin W. Mugford                                 157,545                       2,000                         3.7%
Robert E. O'Neil, Jr.                              3,000                      26,500                         *
Troy A. Peery, Jr.                               174,376                       5,000                         4.1%
W. Sydnor Settle                                 260,211 (4)                 602,000 (5)                    17.5%
Neil F. Suffa                                      7,093                           0                         *
Timmouthy G. Zemer                                 5,973                      16,500                         *

All directors and executive
  officers as a group (11
  persons)                                     1,588,740                     683,375                        45.3%

________________

* Percentage of ownership is less than one percent of the outstanding shares of Common Stock of the Company.

(1) Beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), under which, in general, a person is deemed to be a beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days.
(2) The amounts shown represent shares of Common Stock that can be purchased upon the exercise of vested stock options.
(3) Percentages for shares beneficially owned are based on 4,337,391 shares of Common Stock issued and outstanding at May 31, 2001.
(4) The amount shown includes 204,000 shares of Common Stock beneficially owned by Great Lakes, of which Messrs. Crabtree, Hobey and Settle are principals. Additional information with respect to Great Lakes is discussed below under "Proposal Two - Restoration of Control Share Voting Rights."
(5) The amount shown includes 600,000 shares of Common Stock that may be acquired pursuant to stock options held by Great Lakes, of which Messrs. Crabtree, Hobey and Settle are principals. Additional information with respect to Great Lakes is discussed below under "Proposal Two - Restoration of Control Share Voting Rights."

(6) The amount shown includes 264,817 shares of Common Stock beneficially owned by a family limited partnership. Mr. Markel has sole voting and dispositive power for the general partner of the family limited partnership.

Security Ownership of Certain Beneficial Owners

         The persons, groups or other entities known by the Company to be beneficial owners of more than five percent of the outstanding shares of Common Stock as of May 31, 2001 are set forth in the following table:

Name and Address                                            Number of Shares
of Beneficial Owner                                      Beneficially Owned (1)           Percent of Class (2)
-------------------                                      ----------------------           --------------------
Great Lakes Capital, LLC                                     1,034,750 (3)                        20.8%
W. Sydnor Settle
Thomas H. Corson
William F. Crabtree
John L. Hobey
Charles B. Kaufmann, III
Thomas J. McGrath
  310 South Street
  Morristown, New Jersey 07960

Anthony F. Markel                                             564,035 (4)                         13.0%
  c/o Markel Corporation
  4521Highwoods Parkway
  Glen Allen, Virginia 23060-6148

Royce & Associates, Inc.                                      407,600 (5)                         9.4%
Charles M. Royce
  1414 Avenue of the Americas
  New York, New York  10019

SAFECO Resource Series Trust                                  331,900 (6)                         7.7%
  10865 Willows Road NE
  Redmond, Washington  98052
SAFECO Asset Management Company
  601 Union Street, Suite 2500
  Seattle, Washington  98101
SAFECO Corporation
  SAFECO Plaza
  Seattle, Washington  98185

J. Wesley Hall                                                376,900 (7)                         8.7%
  15 Broad Run Road
  Manakin-Sabot, Virginia 23103

John C. Cullather                                             232,650 (8)                         5.4%
  16 Ellensview Circle
  Richmond, Virginia  23226


____________________

(1) Beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Exchange Act, under which, in general, a person is deemed to be a beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days.
(2) Percentages for shares beneficially owned are based on 4,337,391 shares of Common Stock issued and outstanding at May 31, 2001.
(3) In Amendment No. 2 to a Joint Schedule 13D filed with the SEC on September 12, 2000, Great Lakes Capital, LLC reported beneficial ownership of 804,000 shares of Common Stock. Of that amount, Great Lakes reported that it had sole voting and dispositive power with respect to 204,000 shares of Common Stock and it would have, upon the exercise of certain stock options, sole voting and dispositive power with respect to an additional 600,000 shares of Common Stock. Each of Messrs. Settle, Corson, Crabtree, Hobey, Kaufmann and McGrath reported that he had sole voting and dispositive power with respect to 56,211, 53,211, 7,385, 58,211, 6,771 and 3,211 shares of Common Stock, respectively. Each of Messrs. Settle, Crabtree and Hobey reported that he would have, upon the exercise of certain stock options, sole voting and dispositive power with respect to an additional 2,000, 25,000 and 37,500 shares of Common Stock, respectively. The amounts reported in the Joint
    Schedule 13D have been adjusted for purposes of the table to reflect the expiration of Mr. Crabtree's options on September 29, 2000 following the termination of his employment with the Company and the vesting of options held by Mr. Hobey with respect to an additional 6,250 shares of Common Stock. Additional information with respect to Great Lakes and its members is discussed below under "Proposal Two - Restoration of Control Share Voting Rights."
(4) Mr. Markel has beneficial ownership of 564,035 shares of Common Stock, of which 299,218 shares are held directly and 264,817 shares are held indirectly through a family limited partnership. Mr. Markel has sole voting and dispositive power for the general partner of the family limited partnership.
(5) In Amendment No. 1 to Schedule 13G filed with the SEC on February 5, 2001, Royce & Associates, Inc. and Charles M. Royce reported beneficial ownership as of December 31, 2000 of 407,600 shares of Common Stock.
(6) In Amendment No. 5 to Schedule 13G filed with the SEC on January 23, 2001, SAFECO Resource Series Trust, SAFECO Asset Management Company and SAFECO Corporation reported beneficial ownership as of December 31, 2000 of 331,900 shares of Common Stock. The Schedule 13G reported that such shares were owned beneficially by registered investment companies for which SAFECO Asset Management Company serves as investment adviser and included the shares beneficially owned by SAFECO Resource Series Trust.
(7) In Amendment No. 1 to Schedule 13D filed with the SEC on May 17, 2001, J. Wesley Hall reported beneficial ownership as of that date of 376,900 shares of Common Stock. Mr. Hall reported that he had sole voting and dispositive power with respect to all such shares.
(8) In a Schedule 13D filed with the SEC on August 17, 2000, John C. Cullather reported beneficial ownership as of June 18, 2000 of 232,650 shares of Common Stock. Of that amount, Mr. Cullather reported that he had sole voting and dispositive power with respect to 226,144 shares of Common Stock and shared voting and dispositive power with respect to 7,506 shares of Common Stock.


Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Exchange Act requires the Company's directors and executive officers and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership of Common Stock with the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely upon a review of the copies of such reports furnished to the Company, the Company believes that all applicable Section 16(a) filing requirements were satisfied for events and transactions that occurred in 2000, except that Stephen
P. Hindle inadvertently filed late a Form 3 in March 2000.

Committees of the Board of Directors

         The standing committees of the Board of Directors are the Executive Committee, the Compensation Committee and the Audit Committee. There is no nominating committee. The functions and membership of the standing committees and the number of such committee meetings held during the last fiscal year are as follows:

         Executive Committee. The Executive Committee is authorized to perform all duties and exercise all powers of the Board of Directors in the management of the business and affairs of the Company when the Board is not in session, except those duties and powers that are required by law to be performed or exercised by the Board of Directors as a whole. The current members of the Executive Committee are Anthony F. Markel, Chairman, Theodore L. Chandler, Jr., and Robert F. Mizell. The Executive Committee did not meet in 2000.

         Compensation Committee. The Compensation Committee determines compensation for the Company's directors and executive officers and administers the Company's stock option plans. The responsibilities of the Compensation Committee are discussed below under the caption "Compensation Committee Report on Executive Compensation." The current members of the Compensation Committee are Troy A. Peery, Jr., Chairman, J. Wesley Hall and Edwin W. Mugford. The Compensation Committee held three meetings in 2000.

         Audit Committee. The Audit Committee makes recommendations concerning the engagement of the Company's independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The current members of the Audit Committee are Robert F. Mizell, Chairman, Theodore L. Chandler, Jr. and W. Sydnor Settle. The Audit Committee held three meetings in 2000. Additional information with respect to the Audit Committee is discussed below under "Audit Information."

         During the fiscal year ended December 31, 2000, there were six meetings of the Board of Directors. All incumbent directors attended 75% or more of the total aggregate number of meetings of the Board of Directors and of the committees on which they served.

Directors' Compensation

         Each non-employee director of the Company receives an annual retainer of $5,000 payable quarterly, a fee of $1,000 for each Board meeting attended and a fee of $500 for each committee meeting attended. Each director is also reimbursed for certain expenses incurred in connection with attendance at Board and committee meetings.

         Effective May 12, 2000, the Company adopted the 2000 Stock Option Plan for Non-Employee Directors (the "2000 Outside Directors' Plan"). The maximum aggregate number of shares of Common Stock that may be issued pursuant to the 2000 Outside Directors' Plan is 25,000. The 2000 Outside Directors' Plan is administered by the Compensation Committee of the Board of Directors of the Company, and will terminate following the annual meeting of shareholders in 2005. The 2000 Outside

Directors' Plan replaced the 1996 Stock Option Plan for Non-Employee Directors (the "1996 Outside Directors' Plan"), which terminated following the annual meeting of shareholders in 2000. All outstanding options granted under the 1996 Outside Director's Plan remained outstanding in accordance with their terms.

         Under the 2000 Outside Directors' Plan, each non-employee director of the Company serving on the Board of Directors receives an option to purchase 1,000 shares of Common Stock on the first business day following each annual meeting of shareholders. The exercise price of stock options granted under the 2000 Outside Directors' Plan is equal to the fair market value of the Common Stock on the date of grant. Each option is granted for a term of ten years and is first exercisable on the date that is six months from the date of grant of the option. Options granted under the 2000 Outside Directors' Plan may be exercised in whole or in part at any time upon payment by the optionee of the exercise price in cash or by surrendering previously-owned shares of Common Stock to the Company with a fair market value not less than the exercise price. In addition, the Company will cooperate in a cashless exercise of an option upon the request of a participant.

         Prior to its termination, under the 1996 Outside Directors' Plan, each non-employee director of the Company serving on the Board of Directors received an option to purchase 1,000 shares of Common Stock on the first business day following each annual meeting of shareholders. The terms of the options granted under the 1996 Outside Directors' Plan were similar to the terms of the options that are being granted under the 2000 Outside Directors' Plan.


                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

         The Company's compensation policies applicable to its executive officers are administered by the Compensation Committee of the Board of Directors. The Compensation Committee determines the salaries of the Company's senior management and reviews and approves annual management incentive programs and executive benefits for senior management. It also administers the 1996 Stock Incentive Plan (the "Incentive Plan"), the 1996 Stock Option Plan for
Non-Employee Directors and the 2000 Stock Option Plan for Non-Employee Directors. The Committee also reviews any significant changes in the Company's 401(k) plan. All decisions by the Compensation Committee relating to the compensation of the Company's senior management are reported to the full Board of Directors.

         Under rules established by the SEC, the Company is required to provide certain information with respect to the compensation of John L. Hobey, the Company's Chief Executive Officer until May 2001, and the other executive officers of the Company. This report of the Compensation Committee primarily addresses the Company's compensation policies in effect for 2000.

Executive Compensation Policies

         The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals, recognize individual initiative and achievements, and assist the Company in attracting and retaining highly-qualified executives. They provide for competitive base salaries that reflect individual performance and level of responsibility; annual performance bonus opportunities payable in cash upon the attainment of pre-established financial and operating performance goals; and long-term, stock-based incentive opportunities under the Incentive Plan to further align the financial interests of management with those of the Company's shareholders.

         The Compensation Committee believes that the combination of base salary, annual performance bonus awards and long-term equity participation provides the appropriate framework to implement the Company's pay-for-performance policy.

         The  Compensation   Committee  has  determined  to  annually,  or  more
frequently as necessary, review the Company's executive compensation program.

Base Salaries

         Factors considered by the Compensation Committee in determining base salaries for executive officers in 2000 included personal performance of the executive officer in light of individual levels of responsibility, the overall performance and profitability of the Company during the preceding year, economic trends that may be affecting the Company, and the competitiveness of the executive officer's salary with the salaries of executive officers in comparable positions at companies of comparable size or operational characteristics. Each factor is weighed by the Board of Directors in a subjective analysis of the appropriate level of compensation for that executive officer.

         The Company's executive compensation program stresses incentive opportunities linked to financial and operating performance. Therefore, base salaries for senior management for 2000 were set at approximately the median for comparable positions at comparable companies. Mr. Hobey's base salary was not increased after a thorough review and evaluation by the Compensation Committee of Mr. Hobey's personal performance in light of his management responsibilities, the level of profitability of the Company during 2000, and the Compensation Committee's review of the compensation of chief executive officers at comparable companies.

Annual Incentives

         In 2000, certain of the executive officers of the Company were participants in an annual incentive program (the "Bonus Plan"). The Bonus Plan provides that incentive bonuses may be paid to executive officers if certain after-tax income and return on equity levels were met by the Company in 2000. If the Company met one of these levels, the Compensation Committee would award to them bonuses based on a pre-defined percentage of their salary. In the event that the Company's after-tax profits were less than the minimum level, no bonus would be provided. Based on the Bonus Plan criteria, the Compensation Committee did not award any bonuses under the Bonus Plan for 2000. The Compensation Committee did award discretionary performance bonuses totaling $40,000 that were not part of the Bonus Plan to certain of its executive officers. Mr. Hobey did not receive a bonus for 2000.

Long-Term Incentives

         The Compensation Committee administers the Incentive Plan, under which it has granted options to key executives to purchase shares of Common Stock. The primary objective of issuing stock options is to encourage significant investment in stock ownership by management and to provide long-term financial rewards linked directly to market performance of the Company's stock. The Compensation Committee believes that significant ownership of stock by senior management is the best way to align the interests of management and the shareholders, and the Company's stock incentive program is effectively designed to further this objective.

         Effective January 31, 2000, the Compensation Committee granted stock options (the "2000 Options") to various executives, including the executive officers named in the Summary Compensation Table. The Compensation Committee granted Mr. Hobey a 2000 Option to acquire 25,000 shares of Common Stock. In determining the number of shares to be subject to the options granted to Mr. Hobey, the Compensation Committee evaluated Mr. Hobey's overall compensation package relative to that of other chief executives at comparable companies. With respect to the allocation of available options among executive officers and employees, the Compensation Committee is of the view that, as a person's level of responsibility increases, greater portions of his or her total compensation should be linked to the long-term performance of the Common Stock and return to its shareholders.

         The exercise price of the 2000 Options was based on the average of the high and low trading prices of the Common Stock on the date of grant. The 2000 Options vest over four years in annual increments of 25% commencing July 31, 2000 and expire six years from the date of grant. An earlier expiration date may apply in the event of an optionee's termination of employment, retirement, death or disability.

Tax Considerations

         The Omnibus Budget Reconciliation Act of 1993 ("OBRA") established certain criteria for the tax deductibility of compensation in excess of $1 million paid to the Company's executive officers. The Company is not in danger of losing deductions under OBRA. The Compensation Committee will carefully consider any plan or compensation arrangement that would result in the disallowance of compensation deductions. The Compensation Committee will use its best judgment in such cases, taking all factors into account, including the materiality of any deductions that may be lost. To date, the Compensation Committee has not adopted a policy that dictates its decision in such a situation.

        Submitted by the Compensation Committee of the Board of Directors
                          Troy A. Peery, Jr., Chairman
                                Edwin W. Mugford
                                 J. Wesley Hall


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Theodore L. Chandler, Jr. served on the Compensation Committee of the Board of Directors until May 12, 2000. Prior to February 1, 2000, he was a member of the law firm of Williams, Mullen, Clark & Dobbins, which serves as counsel to the Company.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

         The following table sets forth, for the fiscal years ended December 31, 2000, 1999 and 1998, the compensation paid by the Company to the Company's Chief Executive Officer, and each other executive officer earning in excess of $100,000 during 2000, in all capacities in which they served:

                           Summary Compensation Table

                                                                                  Long Term
                                                                                Compensation
                                              Annual Compensation                  Awards
                                  ------------------------------------------    ------------
                                                                                 Securities
Name and                                                      Other Annual       Underlying           All Other
Principal Position          Year    Salary       Bonus        Compensation       Options (#)       Compensation (1)
------------------          ----    ------       -----        ------------       -----------       ----------------
John L. Hobey (2)           2000    $168,846    $   --             *                25,000              $4,628
Former Chief Executive      1999     160,000        --             *                25,000               4,591
  Officer                   1998      83,962        --             *                25,000                --

William F. Crabtree (3)     2000     125,308        --             *                12,500               2,002
Former Chief Financial      1999     120,000        --             *                12,500               3,302
  Officer                   1998      69,322        --             *                12,500               1,937

Stephen P. Hindle (4)       2000     109,576       5,000           *                 1,500               3,263
Vice President - Sales &
  Marketing

Robert E. O'Neil, Jr.       2000     124,973       5,000           *                 1,000               3,617
Vice President - National   1999     119,931       5,000           *                 2,500               3,619
  Accounts                  1998     119,931      10,000           *                  --                 9,270

Neil F. Suffa (5)           2000      97,500       5,000           *                 1,500               2,928
Former Chief Financial      1999      72,531       5,000           *                 3,500               2,302
  Officer and Corporate     1998      63,769       5,000           *                 2,500               1,913
  Controller

Timmouthy G. Zemer (6)      2000      99,423       5,000           *                 1,000               2,992
Vice President -
  Operations

_________________

* The dollar value of perquisites and other personal benefits received by the named executive officer during the fiscal year did not exceed the lesser of $50,000 or 10% of the total amount of salary and bonus reported for that year.

(1) The amounts shown represent employer contributions for each of the named executive officers to the Company's 401(k) Plan to match elective deferral contributions made by each to such Plan.
(2) Mr. Hobey's employment with the Company commenced on June 17, 1998 and terminated on May 25, 2001.
(3) Mr. Crabtree's employment with the Company commenced on June 17, 1998 and terminated on July 1, 2000. The amounts shown for 2000 include payments to Mr. Crabtree under the terms of a severance agreement with the Company.
(4) Mr. Hindle became an executive officer of the Company on January 31, 2000. The amounts shown for 2000 include all compensation paid to Mr. Hindle by the Company from January 1, 2000.

(5) Mr. Suffa's employment with the Company terminated on December 31, 2000.
(6) Mr. Zemer became an executive officer of the Company on October 25, 2000. The amounts shown for 2000 include all compensation paid to Mr. Zemer by the Company from January 1, 2000.

         The executive officers of the Company participate in other benefit plans provided to all full-time employees of the Company who meet eligibility requirements, including group health, dental, disability and life insurance.

Stock Options

         The following table contains information concerning grants of stock options to the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 2000:

                        Option Grants In Last Fiscal Year
                               (Individual Grants)

                                                  Percent of Total
                           Number of Securities   Options Granted to   Exercise or                       Grant Date
                            Underlying Options      Employees in        Base Price      Expiration      Present Value
Name                           Granted (1)           Fiscal Year        ($/Sh) (2)       Date (3)          ($) (4)
----                           -----------               ----           ----------       --------          -------
John L. Hobey                     25,000 (5)             52.6%           $1.875           1/31/06         $ 20,500

William F. Crabtree               12,500 (6)             26.3%           $1.875           1/31/06         $ 10,250

Stephen P. Hindle                  1,500                  3.2%           $1.875           1/31/06         $  1,230

Robert E. O'Neil, Jr.              1,000                  2.1%           $1.875           1/31/06         $    820

Neil F. Suffa                      1,500 (7)              3.2%           $1.875           1/31/06         $  1,230

Timmouthy G. Zemer                 1,000                  2.1%           $1.875           1/31/06         $    820

______________

(1) The options listed in the table were granted on January 31, 2000 and vest 25% per year commencing six months after the date of grant.
(2) The exercise price for the options listed in the table was the average of the high and low trading prices of the Common Stock on the date of grant. The exercise price may be paid in cash, in shares of Common Stock of the Company valued at fair market value on the date of exercise, or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all required withholding and other deductions.
(3) The options listed in the table expire January 31, 2006. An earlier expiration date may apply in the event of the optionee's termination of employment, retirement, death or disability.
(4) The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model assuming a risk-free interest rate of 5.6%, dividend yield of 0.0%, a weighted average expected life of the option of 5 years and a volatility factor of .403 for 2000.
(5) The options granted to Mr. Hobey will expire on August 23, 2001 following the termination of his employment with the Company.
(6) The options granted to Mr. Crabtree expired on September 29, 2000 following the termination of his employment with the Company.
(7) The options granted to Mr. Suffa expired on March 31, 2001 following the termination of his employment with the Company.

Option Exercises and Holdings

         None of the executive officers named in the Summary Compensation Table exercised options during the fiscal year ended December 31, 2000. The following table sets forth information with respect to the value of all unexercised stock options held by such officers as of the end of the fiscal year:

                          Fiscal Year End Option Values

                                          Number of Securities                       Value of Unexercised
                                         Underlying Unexercised                      In-the-Money Options
                                       Options at Fiscal Year End                   at Fiscal Year End (1)
                                       --------------------------                   ----------------------
Name                                Exercisable         Unexerciseable        Exercisable         Unexerciseable
----                                -----------         --------------        -----------         --------------
John L. Hobey                          43,750 (2)           31,250 (2)             --                   --

William F. Crabtree                       --  (3)              --  (3)             --                   --

Stephen P. Hindle                      14,593.75             5,656.25              --                   --

Robert E. O'Neil, Jr.                  23,375                5,125                 --                   --

Neil F. Suffa                          11,343.75 (4)         4,906.25 (4)          --                   --

Timmouthy G. Zemer                     15,718.75             6,531.25              --                   --

__________________

(1) The value of the unexercised options at fiscal year end is calculated by determining the difference between the fair market value of the Common Stock on December 31, 2000 and the exercise price of such options. The average of the high and low sales prices of the Common Stock of the Company on the last trading day prior to December 31, 2000, as reported by The Nasdaq National Market, was $1.625. All of the options identified in the table had an exercise price that was higher than $1.625 on December 31, 2000, and therefore all of the options were out-of-the money on that date.
(2) All options held by Mr. Hobey will expire on August 23, 2001 following the termination of his employment with the Company.
(3) All options held by Mr. Crabtree expired on September 29, 2000 following the termination of his employment with the Company.
(4) All options held by Mr. Suffa expired on March 31, 2001 following the termination of his employment with the Company.


Transactions With Management

         John L. Hobey, the Company's former Chief Executive Officer, William F. Crabtree, the Company's former Chief Financial Officer, and W. Sydnor Settle, a director of the Company, are principals of Great Lakes and GLC. Great Lakes, GLC and the Company entered into a Management and Consulting Agreement and the Voting and Standstill Agreement in June 1998. Great Lakes, GLC and the Company agreed to certain amendments to the Voting and Standstill Agreement in July 2000 to allow Great Lakes and certain of its affiliates to acquire additional shares of Common Stock for investment purposes. Additional information with respect to Great Lakes and GLC and these agreements and related transactions is discussed below under "Proposal Two - Restoration of Control Share Voting Rights."

         Anthony F. Markel, Chairman of the Board and a director of the Company, is the President and a director of Markel. Evanston Insurance Company, a wholly owned subsidiary of Markel, provided directors and officers insurance to the Company during 2000 at fees that are customary for such services.


                                PERFORMANCE GRAPH

         The following Performance Graph compares the Company's cumulative total shareholder return on its Common Stock, assuming an initial investment of $100 on May 31, 1996 and reinvestment of dividends, with the cumulative total return on the NASDAQ Composite Index and the cumulative total return on a Company-constructed peer group index, consisting of Reconditioned Systems, Inc., Herman Miller, Inc. and Steelcase Inc., as of December 31st of each year since the Company's initial public offering on May 31, 1996. The Company selected the businesses in the peer group index in its good faith belief that these public companies are most similar to the Company's business. Business Resources Group, which the Company had previously included in its peer group index, was acquired in 2000 and is no longer a publicly-traded company.




                              [PERFORMANCE GRAPH --
                     DATA IS PRESENTED IN CHART FORM BELOW]



                                              NASDAQ                Peer
                              OPS        Composite Index        Group Index

              IPO           100.00            100.00               100.00
             1996            87.50            103.78                32.80
             1997            32.50            117.93               107.86
             1998            22.50            164.66                81.37
             1999            20.00            305.59                69.47
             2000            16.25            185.53                87.09

                                  PROPOSAL TWO

                   RESTORATION OF CONTROL SHARE VOTING RIGHTS

General

         Great Lakes and its members (collectively, the "Great Lakes Group") beneficially own 1,066,000 or 21.3% of the shares of Common Stock as of June 15, 2001 for the purposes of the Virginia Control Share Acquisitions Act, Va. Code Ann. Section 13.1-728.1 et seq. (the "Control Share Act"). Of such shares, 14,000 were acquired in a "control share acquisition" pursuant to the statute. Under the Control Share Act, shares acquired in a control share acquisition ("Control Shares") are deprived of all voting rights unless and until certain events described in the Control Share Act occur. See "- Control Share Act." Accordingly, the members of the Great Lakes Group beneficially own 14,000 Control Shares that they cannot vote. Excluding the 14,000 Control Shares, the Great Lakes Group beneficially owns an amount of the Common Stock representing 21.0% of the voting power entitled to vote at an election of the Company's directors.

         This proposal requests that the Company's shareholders approve at the Annual Meeting a resolution that will restore voting rights to the Control Shares beneficially owned by the Great Lakes Group. A copy of this resolution is attached to this Proxy Statement as Exhibit A. In accordance with the Control Share Act and a Voting and Standstill Agreement dated June 17, 1998 between the Company, Great Lakes and GLC, an affiliate of Great Lakes (the "Standstill Agreement"), as amended, approval of this proposal would also have the effect of permitting the Great Lakes Group to purchase additional shares of Common Stock without loss of voting rights up to the limitation set forth in the amended Standstill Agreement, or approximately 25% of Adjusted Outstanding Shares (as defined in the Standstill Agreement). See "- Voting and Standstill Agreement."

Great Lakes

         Great Lakes is a limited liability company organized in June 1998 under the laws of the state of Delaware specifically for the purpose of investing in and holding securities of the Company. As described in "- Acquisition History" below, it also provides certain management and consulting services to the Company. Great Lakes' members currently include: John L. Hobey, who served as Chief Executive Officer of the Company from June 1998 until May 25, 2001; W. Sydnor Settle, a director of the Company, who serves as a manager and as chairman and president of Great Lakes; William F. Crabtree, who served as Chief Financial Officer of the Company from June 1998 until July 1, 2000; Thomas H. Corson; Charles B. Kaufmann, III; and Thomas J. McGrath.

Control Share Act

         The Control Share Act is designed to afford protection to shareholders of a public company incorporated in Virginia against certain types of non-negotiated acquisitions in which a person, entity or group seeks to gain voting control of that corporation. With certain enumerated exceptions, the statute applies to acquisitions of shares of a corporation that would result in an acquiring person's beneficial ownership of the corporation's shares entitled to vote in the election of directors falling within any one of the following ranges: 20% or more to less than 33-1/3% (the "Initial Range"), 33-1/3% or more to less than 50%, or 50% and above. Shares that are the subject of a control share acquisition will not be entitled to voting rights unless (i) the holders of a majority of the disinterested shares vote at an annual or special meeting of shareholders of the corporation to accord the Control Shares with voting rights or (ii) the acquiring person's voting power is diluted to a level below 20% by either the disposition of voting shares by the acquiring person or by the corporation's issuance of additional voting shares. Disinterested shares do not include shares owned by the acquiring person or by officers and inside directors of the target company. Under certain circumstances, the statute permits an acquiring person to call a special shareholders' meeting for the purpose of considering granting voting rights to the holders of the control shares. As a condition to having the matter considered at either an annual or special meeting, the acquiring person must provide a control share acquisition statement to the corporation for inclusion in the corporation's proxy materials. The control share acquisition statement serves to disclose to the corporation and its shareholders detailed information about the acquiring person and the control share acquisition, including the acquiring person's identity, the method of financing for the control share acquisition and any plans the acquiring person has to engage in certain transactions with, or to make fundamental changes to, the corporation, its management or business. The Control Share Act also enables a corporation to make provisions in its articles of incorporation or bylaws, as the Company has done, for the redemption of control shares with no voting rights. A corporation may opt-out of the statute, which the Company has not done, by so providing in its articles of incorporation or bylaws.

         Among the acquisitions specifically excluded from the Control Share Act are shares acquired by the acquiring entity directly from the issuing corporation. Accordingly, certain shares in excess of the statute's 20% threshold that were acquired directly from the Company prior to August 2000 as more particularly described in "- Acquisition History" below, were not deemed Control Shares and the Great Lakes Group has retained voting power with respect to such shares. However, the 14,000 shares of Common Stock purchased by Great Lakes' members on the open market in August 2000, subsequent to them gaining beneficial holdings exceeding the Control Share Act's 20% threshold, are Control Shares without voting rights. Generally, any additional shares of Common Stock purchased by the Great Lakes Group would likewise be deprived of voting rights by the Control Share Act, absent (i) approval of the resolution that will restore voting rights, (ii) such acquisition being a direct purchase from the Company or otherwise qualifying as a "excepted acquisition" under the Control Share Act, or (iii) the dilution of the Great Lakes Group's ownership position below the statute's 20% threshold.

         Neither the discussion of the Control Share Act or summaries of its provisions set forth in this proposal purport to provide a complete statement of the Control Share Act or related provisions under Virginia law. The discussion of this proposal in this Proxy Statement is qualified in its entirety by reference to the Control Share Act.

Control Share Acquisition Statement

         The Great Lakes Group has delivered a control share acquisition statement (the "Control Share Acquisition Statement") to the Company as required by the Control Share Act. The Great Lakes Group requested in their Control Share Acquisition Statement that the matter of restoring voting rights to the Control Shares be addressed at the Annual Meeting. A copy of the Control Share Acquisition Statement is attached to this Proxy Statement as Exhibit B.

Beneficial Ownership of the Great Lakes Group

         The following table sets forth the number of shares of Common Stock beneficially owned by the members of the Great Lakes Group as of June 15, 2001 calculated pursuant to the Control Share Act. This beneficial ownership information, as well as that contained elsewhere in the discussion of this proposal, is based on information provided by the Great Lakes Group in the Control Share Acquisition Statement and in the Group's Schedule 13D filed with the SEC.

Names                                         Shares                      Options                    Total
-----                                         ------                      -------                    -----
Great Lakes                                  204,000                      600,000                   804,000
W. Sydnor Settle                              56,211                        2,000                    58,211
Thomas H. Corson                              53,211                           --                    53,211
William F. Crabtree                            7,385                           --                     7,385
John L. Hobey                                 58,211                       75,000 (1)               133,211
Charles B. Kaufmann, III                       6,771                           --                     6,771
Thomas J. McGrath                              3,211                           --                     3,211

Total                                        389,000                      677,000                 1,066,000

__________________
(1)  Amount shown includes options that have not yet vested.


Acquisition History

         On June 17, 1998, the Company and Great Lakes entered into a Management Consulting Agreement (the "Consulting Agreement"). Under the Consulting
Agreement, Great Lakes agreed to provide certain management and consulting services to the Company for an 18-month period, including making available to the Company two of its members, Messrs. Hobey and Crabtree, to serve as Chief Executive Officer and Chief Financial Officer, respectively, of the Company. In connection with the Consulting Agreement, Messrs. Hobey and Crabtree each entered into a written employment agreement with the Company for a term of 18 months commencing on June 17, 1998. The Company also appointed Messrs. Hobey and Settle to its Board of Directors. In connection with the execution of the Consulting Agreement, Great Lakes purchased 200,000 shares of Common Stock directly from the Company. Also, as consideration for services under the Consulting Agreement, Great Lakes acquired an option to purchase up to 600,000 shares of the Common Stock (the "Option"). The Option is fully vested and immediately exercisable by Great Lakes in blocks of 150,000 shares each at exercise prices of $3.00, $4.50, $6.00 and $7.50, respectively. The option expires June 30, 2003.

         As described in "- Voting and Standstill Agreement" below, concurrently with entering into the Consulting Agreement with the Company, Great Lakes and the Company entered into the Standstill Agreement. The Company and Great Lakes also entered into a Registration Rights Agreement, which provides generally for the Company to register shares of the Common Stock purchased by members of the Great Lakes Group up to the 21% (25%, as later amended) acquisition limitation provided in the Standstill Agreement.

         In September 1999, the Company and certain investors completed the purchase for cash of 993,542 shares of Common Stock held by its founder, Stan A. Fischer ("Mr. Fischer"). Approximately 430,000 of Mr. Fischer's shares were redeemed by the Company. Of these redeemed shares, 160,000 were then sold to 13 investors, including certain members of the Great Lakes Group. As a result, the beneficial ownership of the Common Stock owned by the Great Lakes Group, on an aggregate basis, increased from approximately 16.66% to approximately 20.69%. Under the Standstill Agreement as in effect at such time, Great Lakes and its affiliates were generally prohibited from acquiring beneficial ownership of greater than 21% of the Common Stock. Such agreement also provided that the Company was to cooperate with Great Lakes and its affiliates in order to avoid triggering the Control Share Act with respect to purchases by such persons up to the 21% limitation. Pursuant to the Standstill Agreement, in order to facilitate the share purchase from Mr. Fischer without triggering the Virginia statute, the purchase of 160,000 shares by members of the Great Lakes Group was effected as a redemption by the

Company of 160,000 of Mr. Fischer's shares and then the subsequent sale by the Company of 160,000 shares directly to members of the Great Lakes Group (the "Fischer Transaction").

         In July 2000, the Company and Great Lakes entered into an amendment to the Standstill Agreement (the "Standstill Amendment") in which the Standstill Agreement's 21% beneficial ownership limit imposed on Great Lakes and its affiliates was raised to 25% in order to facilitate additional purchases of shares of Common Stock by members of the Great Lakes Group. The Standstill Amendment also specified that if the Control Share Act were triggered in any acquisition of shares up to the new 25% beneficial ownership limit, the Company would seek the approval of the Company's shareholders for the restoration of voting rights for affected shares of Common Stock beneficially held by Great Lakes. Between August 4, 2000 and August 11, 2000, certain members of the Great Lakes Group acquired an additional 14,000 shares of Common Stock in the open market (the "2000 Acquisition"). Although the 2000 Acquisition was within the 25% limit set forth in the Standstill Amendment, it was not an acquisition directly from the Company like the Fischer Transaction, and thus constituted a "control share acquisition" subject to the provisions of the Control Share Act.

         In addition to the purchases and option grants described above, certain members of the Great Lakes Group have purchased relatively small amounts of Common Stock on the open market, which are included in the totals presented in the table set forth in "- Beneficial Ownership of Great Lakes" above. For the purposes of the Control Share Act, these open market purchases did not constitute control share acquisitions as they were made prior to the Great Lakes Group's voting power exceeding 20%. Also, Messrs. Hobey, Settle and Crabtree have received grants of stock options under the Company's plans relating to their service as officers or directors of the Company. Such options were acquired directly from the Company and thus such acquisitions did not constitute control share acquisitions under the Control Share Act. For information concerning the terms of such options, see "Proposal One - Election of Directors
- Directors' Compensation" and "Executive Compensation and Other Information - Stock Options" above.

Voting and Standstill Agreement

         On June 18, 1998, the Company, GLC and Great Lakes entered into the Standstill Agreement, which provided, in part, that GLC and Great Lakes would, during the duration of the Agreement, take such actions as may be required so that the shares of Common Stock beneficially owned and entitled to be voted by GLC and Great Lakes and their affiliates would be voted (i) with respect to the nominees to the Board of Directors of the Company, in accordance with the recommendations of the Board, and (ii) with respect to any election contest initiated by any person in connection with a tender offer, in the same proportion as the total votes cast by or on behalf of all of the Company's shareholders (other than GLC, Great Lakes and their affiliates). In all other matters to be voted upon by the Company's shareholders, Great Lakes and its affiliates are permitted under the Standstill Agreement to vote in their independent judgment, notwithstanding the recommendation of the Board of Directors. The Standstill Agreement also prohibited Great Lakes and its affiliates from beneficially owning greater than 21% of the Adjusted Outstanding Shares. The Standstill Amendment increased this beneficial ownership limitation to 25% in June 2000 to allow Great Lakes and certain of its affiliates to acquire additional shares of Common Stock for investment purposes. In addition, the Company agreed in the Standstill Amendment to seek the approval of the Company's shareholders for the restoration of voting rights for Control Shares held by Great Lakes.

         The calculation of beneficial ownership under the Standstill Agreement, as amended, differs from the calculation of beneficial ownership under the Control Share Act and in the beneficial ownership tables set forth in "Proposal One - Election of Directors - Security Ownership of Management" and "- Security Ownership of Certain Beneficial Owners" above (the "Ownership Tables"). The Standstill Agreement, as amended, sets forth an acquisition ceiling of 25% of "Adjusted Outstanding Shares." In calculating beneficial ownership of Great Lakes and affiliates with respect to the 25% ceiling, shares of stock and options, warrants and other convertible or exchangeable securities issued pursuant to Company benefit plans and any securities issued upon exercise or conversion of any such security ("Benefit Grants"), are excluded from Adjusted Outstanding Shares and from the beneficial ownership of Great Lakes and affiliates. In contrast, the Control Share Act requires that all such Benefit Grants - whether or not vested or exercisable - be included in the calculation of beneficial ownership of an acquiring party, such as the Great Lakes Group. Finally, beneficial ownership with respect to the Ownership Tables is determined pursuant to Rule 13d-3 under the Exchange Act ("Rule 13d-3"), whereby a person is deemed to have beneficial ownership of all securities that that person has the right to acquire within 60 days. In the case of the Great Lakes Group, this means the inclusion in ownership of all options and other Benefit Grants of its members that are vested or will become vested within 60 days. Accordingly, the Great Lakes Group's beneficial ownership of Common Stock as of June 15, 2001 is 16.3% under the Standstill Agreement, 21.3% under the Control Share Act and 20.8% under Rule 13d-3 for the purposes of the Ownership Tables.

Effect of Restoration of Voting Rights to Great Lakes Group's Control Shares

         If the shareholders vote to approve this proposal, the voting restrictions placed on the Great Lakes Group's 14,000 Control Shares by the Control Share Act will be removed. In addition, approval of this proposal would have the effect of waiving voting restrictions under the Control Share Act on any future acquisitions of shares by members of the Great Lakes Group within the range of 20% or more but less than 33 1/3% of voting power. However, the Standstill Agreement shall not be affected by this proposal, and the Standstill Agreement would prohibit the Great Lakes Group from acquiring more than 25% of Adjusted Outstanding Shares.

         If this proposal is not approved by the shareholders, the voting power of the 14,000 Control Shares will return automatically (i) if the Great Lakes Group's voting power is diluted by the Company's issuance of additional shares so that the Control Shares make up less than 20% of the voting power in an election of directors, or (ii) if the Control Shares are transferred to another party in a transaction that does not constitute a control share acquisition for the other party. Also, pursuant to the Control Share Act and the provisions of the Company's Articles of Incorporation, if the Company's shareholders vote not to confer voting power on the Control Shares, the Company may redeem the Control Shares at the average price paid for such shares by the Great Lakes Group. Such redemption is solely at the option of the Company and must take place, if at all, within 60 days of the date of the shareholders meeting to consider such proposal. The Board of Directors of the Company has not considered whether it would redeem the Control Shares of the Great Lakes Group should the shareholders fail to approve this proposal.

Vote Required; Shares to be Counted

         Pursuant to the Control Share Act, the resolution to restore voting rights must be approved by the holders of a majority of the shares entitled to vote at the Annual Meeting in order to restore voting rights to the Control Shares through shareholder vote. "Interested shares," however, are not permitted to vote on the restoration of voting rights under the Control Share Act. Solely with respect to the vote on this proposal, all "interested shares" otherwise entitled to vote will be excluded from the determination of a quorum, denied the right to vote, and omitted from the calculation of a majority of the voting power. Interested shares consist of shares held by (i) Great Lakes or any of its members, (ii) any officers of the Company or (iii) any employees of the Company who are also directors.

No Dissenter's Rights

         Under the Control Share Act, the shareholders of the Company will not have the right to dissent from the granting of voting rights and demand payment for their shares of Common Stock with respect to this proposal.

Recommendation of the Board of Directors

         The Board of Directors believes that it is in the best interests of the Company and the Company's shareholders to restore voting rights to the 14,000 Control Shares acquired by the Great Lakes Group. The purpose of the Control Share Act is to protect the interests of all shareholders when one shareholder seeks to acquire a sufficient number of shares to be in potential control of the corporation. The Board believes that, in the case of the Great Lakes Group, the protection afforded by the application of the statute's Initial Range, which affects holdings of 20% or more to less than 33 1/3%, is currently unnecessary given the amended Standstill Agreement's voting provisions and prohibition against Great Lakes and its affiliates acquiring greater than 25% of the Adjusted Outstanding Shares. In addition to the 25% limitation of the amended Standstill Agreement, following approval by the shareholders of this proposal, any additional shares of Common Stock purchased by the Great Lakes Group (other than in an exempt acquisition) in excess of the Initial Range would, under the Control Share Act, be deprived of voting rights. Further, the Board believes that the members of the Great Lakes Group have acquired their shares for investment purposes, and such group has indicated no intent to effect a change of control of the Company.

         Shareholders should note, however, that the Great Lakes Group's voting obligations set forth in the amended Standstill Agreement could strengthen somewhat the ability of the Company's existing directors to gain re-election to the Board. The amended Standstill Agreement requires Great Lakes and its affiliates to vote their shares in support of the Board's slate of director nominees, regardless of the Board's or the Company's performance. However, the Great Lakes Group currently holds shares that it can vote equal to approximately 20.5% of all outstanding shares, and the additional share votes to be gained upon approval of this proposal would be only 14,000. Even assuming additional purchases of shares, Great Lakes and its affiliates could gain additional voting power under this proposal of no greater than approximately 4% of all outstanding shares, or no greater than the 25% Adjusted Outstanding Share limit imposed by the Standstill Agreement.

         The Board of Directors recommends that the shareholders vote FOR the resolution that will restore the voting rights of the Great Lakes Group.


                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has appointed the firm of Ernst & Young LLP as independent public accountants to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2001. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                AUDIT INFORMATION

         The Board of Directors has adopted a written charter for the Audit Committee that is set forth in Exhibit C to this Proxy Statement. The three members of the Audit Committee are independent as that term is defined in the listing standards of the National Association of Securities Dealers, Inc.

                     Fees of Independent Public Accountants

Audit Fees

         The aggregate amount of fees billed or expected to be billed to the Company by Ernst & Young LLP for professional services rendered in connection with the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000, and for the review of the Company's interim financial statements included in the Company's quarterly reports on Form 10-Q for that fiscal year, is currently expected to approximate $485,000.

Financial Information System Design and Implementation Fees

         There were no professional services rendered to the Company by Ernst & Young LLP for the design and implementation of financial information systems for the fiscal year ended December 31, 2000.

All Other Fees

         The aggregate amount of fees billed to the Company by Ernst & Young LLP for all other non-audit services rendered to the Company for the fiscal year ended December 31, 2000 was $28,675.

                        Delay in Completion of 2000 Audit

         During the preparation of the Company's financial statements for the year ended December 31, 2000, the Company and its independent auditors determined that certain balance sheet accounts, including, but not limited to, inventory, accounts receivable and cash, had not been periodically reconciled to subsidiary records so as to permit the timely preparation of the financial statements. The unexpected departures of the Company's Chief Financial Officer and Controller in December 2000 and its Assistant Controller in March 2001 further complicated the year-end closing process and the subsequent task of reconciling these accounts. While the Company recruited and hired two outside experienced financial consultants to assist in this process and in the preparation of the Company's Form 10-K for the year ended December 31, 2000 (the "Form 10-K"), the absence of employees familiar with the Company's operations, information systems, banking arrangements and accounting transactions for the year severely hampered the Company's ability to quickly address the accounting deficiencies and to complete customary year-end closing procedures. Accordingly, as a result of the turnover in financial personnel and the time involved in resolving the accounting issues, the Company was unable to file the Form 10-K until after its due date.

         The independent auditors advised the Company that, because of the lack of experienced financial and accounting personnel as a result of turnover at the Company and the Company's inability to reconcile accounts in a timely manner, there existed a material weakness in the Company's internal accounting controls and procedures during 2000. The Audit Committee has reviewed and continues to review the Company's internal accounting controls with its independent auditors and with its financial consultants to evaluate improvements to them and to implement appropriate changes where necessary. The Company has already taken initial steps to remedy certain weaknesses in its control functions and to assure that it resolves the accounting difficulties encountered during 2000. For example, the two financial consultants are providing full-time interim financial assistance and, at the direction of the Audit Committee, have begun to institute proper accounting reconciliation procedures.

         The Company anticipates, however, that additional steps will be necessary to completely remedy the material weakness in the Company's internal accounting controls and procedures. Specifically, the Audit Committee expects to review and evaluate the inventory cost accounting and management information systems, as well as related procedures, and make recommendations to the Board of Directors. In the interim, in order to mitigate additional problems, quarterly fiscal inventory counts have been implemented. The Company is also actively searching for a permanent chief financial officer and controller to fill current vacancies. Until such positions are filled, the Audit Committee is taking an enhanced oversight role in the financial management of the Company in order to assure that internal controls and procedures are followed. The Company is unable to predict, however, when these additional steps will be completed.

         For additional information on the reasons for the delay in the completion of the 2000 audit, the Company's accounting deficiencies and adjustments and its remedial actions, see "Management's Discussion and Analysis of Results of Operations and Financial Condition" in the Form 10-K.

                             Audit Committee Report

         Management is responsible for the Company's internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent auditor is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

         In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. Moreover, the Audit Committee has considered whether the independent auditor's provision of information technology services and other non-audit services to the Company is compatible with maintaining the auditor's independence.

         In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission. By recommending to the Board of Directors that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

           Submitted by the Audit Committee of the Board of Directors
                           Robert F. Mizell, Chairman
                            Theodore L. Chandler, Jr.
                                W. Sydnor Settle

                        PROPOSALS FOR 2002 ANNUAL MEETING

         Under regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2002 annual meeting of shareholders must cause such proposal to be received by the Company's Secretary, in proper form, at the Company's principal executive offices at 4299 Carolina Avenue, Building C, Richmond, Virginia 23222, no later than December 6, 2001, in order for the proposal to be considered for inclusion in the Company's Proxy Statement for that meeting. The Company presently anticipates holding the 2002 annual meeting of shareholders on May 6, 2002.

         The Company's Bylaws also prescribe the procedure a shareholder must follow to nominate directors or to bring other business before shareholders' meetings. For a shareholder to nominate a candidate for director or to bring other business before a meeting, notice must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the date of the meeting. Based upon an anticipated date of May 6, 2002 for the 2002 annual meeting of shareholders, the Company must receive such notice no later than March 7, 2002 and no earlier than February 5, 2002. Notice of a nomination for director must describe various matters regarding the nominee and the shareholder giving the notice. Notice of other business to be brought before the meeting must include a description of the proposed business, the reasons therefor, and other specified matters. Any shareholder may obtain a copy of the Company's Bylaws, without charge, upon written request to the Secretary of the Company.


                                  OTHER MATTERS

         THE  COMPANY'S  ANNUAL  REPORT ON FORM 10-K FOR THE  FISCAL  YEAR ENDED
DECEMBER 31, 2000, INCLUDING FINANCIAL STATEMENTS, IS BEING MAILED TO SHAREHOLDERS WITH THIS PROXY STATEMENT. THE ANNUAL REPORT IS NOT PART OF THE PROXY SOLICITATION MATERIALS.

                                                                       Exhibit A


                           RESOLUTION OF SHAREHOLDERS

                   RESTORATION OF CONTROL SHARE VOTING RIGHTS
                   ------------------------------------------


                  RESOLVED,  that the 14,000  shares of the common stock of Open

         Plan Systems,  Inc. that were acquired by Great Lakes Capital,  LLC and its  members  between  August 4, 2000 and  August  11,  2000 are hereby

         granted   voting  rights   pursuant  to  the  Virginia   Control  Share

         Acquisitions Act.

                                                                       Exhibit B


                            GREAT LAKES CAPITAL, LLC
                                310 SOUTH STREET
                          MORRISTOWN, NEW JERSEY 07960


                                  June 15, 2001


Board of Directors
Open Plan Systems, Inc.
4299 Carolina Avenue, Building C
Richmond, Virginia 23222
Attn: Anthony F. Markel, Chairman


                       Control Share Acquisition Statement
                       -----------------------------------

         W. Sydnor Settle, Thomas H. Corson, William F. Crabtree, John L. Hobey, Charles B. Kaufmann, III and Thomas J. McGrath (hereinafter referred to as the "Members"), are all current members of Great Lakes Capital, LLC ("Great Lakes"), a limited liability company that was formed for the purpose of investing in shares of the common stock, no par value ("Common Stock"), of Open Plan Systems, Inc. (the "Company") and that provides certain management and consulting services to the Company. As discussed more fully below, Great Lakes and the Members (collectively, the "Great Lakes Group") have been acquiring Common Stock since 1998 for investment purposes. Between August 4, 2000 and August 11, 2000, the Members collectively acquired 14,000 shares of Common Stock (the "Control Shares") in the open market. Such acquisition raised the Great Lakes Group's beneficial ownership of Common Stock to a level that triggered the provisions of Virginia's Control Share Acquisitions Act, Virginia Code Section 13.1-728.1 et seq. (the "Act"), which had the effect of eliminating the voting rights of the Control Shares.

         The Great Lakes Group wishes to have the voting power restored to the Control Shares by approval of the shareholders of the Company pursuant to
Section 13.1-728.3 of the Virginia Code at the Company's Annual Meeting of Shareholders to be held August 7, 2001. Such approval, under the Act, would also constitute approval for the members of the Great Lakes Group to acquire beneficial ownership of additional shares of Common Stock without loss of voting rights under the Act so long as the Great Lakes Group's beneficial ownership, excluding excepted acquisitions under the Act, falls within the range of 20% but less than 33 1/3% of all votes entitled to be cast by holders of the Company's securities entitled to vote in an election of directors (the "Initial Range"). Notwithstanding the foregoing, however, any such additional purchases would be subject to the limitations on acquisitions of Common Stock set forth in that certain Voting and Standstill Agreement between the Company, Great Lakes and Great Lakes Capital, Inc., dated June 17, 1998 as amended by Amendment No. 1 thereto, dated July 21, 2000 (as so amended, the "Standstill Agreement").

         Pursuant to Section 13.1-728.5(D) and Section 13.1-728.4 of the Virginia Code, the Great Lakes Group hereby provides the Company with this Control Share Acquisition Statement in connection with the Great Lakes Group's request that the Company include in its proxy materials for its Annual Meeting a proposal that the shareholders of the Company restore the voting rights to the Control Shares:

         1. Identity of Acquiring Persons. For the purposes hereof, the acquiring persons are Great Lakes and its members: W. Sydnor Settle, Thomas H. Corson, William F. Crabtree, John L. Hobey, Charles B. Kaufmann, III and Thomas
J. McGrath.

         2.       Statement.   This  Control  Share  Acquisition   Statement  is
provided to the Company pursuant to Section 13.1-728.5(D) and Section 13.1-728.4 of the Virginia Code.

         3. Number of Shares Beneficially Owned. The following table lists the shares and options beneficially owned for purposes of the Control Share Act by each acquiring person as of the date of this Control Share Acquisition
Statement:

Names                                    Shares              Options               Total
-----                                    ------              -------               -----
Great Lakes                             204,000              600,000              804,000
W. Sydnor Settle                         56,211                2,000               58,211
Thomas H. Corson                         53,211                   --               53,211
William F. Crabtree                       7,385                   --                7,385
John L. Hobey                            58,211               75,000 (1)          133,211
Charles B. Kaufmann, III                  6,771                   --                6,771
Thomas J. McGrath                         3,211                   --                3,211

Total                                   389,000              677,000            1,066,000

________________________
(1)  Amount shown includes options that have not yet vested.


         4. Range of Voting Power. The Great Lakes Group currently has beneficial ownership of enough shares of Common Stock that would, but for the provisions of the Act, provide the Great Lakes Group with voting power in an election of the Company's directors in an amount within the Initial Range.

         5. Description of Control Share Acquisition. Between August 4, 2000 and August 11, 2000, each of the Members acquired various amounts of shares of Common Stock totaling 14,000 shares. The acquisition of these Control Shares in the open market, when added to the Great Lakes Group's existing holdings of Common Stock, caused its combined beneficial ownership of Common Stock to exceed the threshold of the Initial Range of the Act.

                  a. Source of Funds. Each Member acquired his portion of the Control Shares with the use of his personal funds.

                  b. Plans or Proposals. The acquisition of the Control Shares was for investment purposes only, and was not part of a plan or proposal to liquidate the Company, to sell all or substantially all of the Company's assets, to merge the Company or exchange the Company's shares with any other person, to change the location of the Company's principal executive office or a material portion of the Company's business activities, to change materially the Company's management or policies of employment, to alter materially the Company's relations with suppliers or customers or the communities in which the Company operates, or to make any other material change in the Company's business, corporate structure, management or personnel.

                  c. Acquisition or Disposal of Shares. Neither Great Lakes nor the Members have any plans or proposals currently in place to acquire additional shares of Common Stock or to dispose of any of the shares of Common Stock currently held by them. However, the Great Lakes Group intends to continue to evaluate the Company and its prospects and to take such actions as they shall deem necessary and appropriate to maximize the economic value of their investment in the securities of the Company, including further acquisitions and/or dispositions of shares of Common Stock at any time, subject to the acquisition restrictions contained in the Standstill Agreement.

                  d. Other Information. Great Lakes, with the consent of its Members, hereby acknowledges and confirms its obligations under the Standstill Agreement, including but not limited to the provisions of the Standstill Agreement prohibiting the Great Lakes Group from acquiring greater than 25% of Adjusted Outstanding Shares (as such term is defined in the Standstill Agreement).

                                       Sincerely,

                                       GREAT LAKES CAPITAL, LLC


                                       By:   /s/ W. Sydnor Settle
                                           -----------------------------
                                             W. Sydnor Settle
                                             Manager

                                   THE MEMBERS



    /s/ William F. Crabtree                           /s/ John L. Hobey
---------------------------------              ---------------------------------
      William F. Crabtree                               John L. Hobey

  /s/ Charles B. Kaufmann, III                      /s/ Thomas J. McGrath
---------------------------------              ---------------------------------
      Charles B. Kaufmann, III                        Thomas J. McGrath

     /s/ W. Sydnor Settle                            /s/ Thomas H. Corson
---------------------------------              ---------------------------------
       W. Sydnor Settle                                Thomas H. Corson

                                                                       Exhibit C


                                     CHARTER
                                     of the
                    AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                       of
                             OPEN PLAN SYSTEMS, INC.

I.       PURPOSE/MISSION

The Audit Committee shall assist the Board of Directors in fulfilling its responsibilities to the Corporation's shareholders and the investment community by reviewing: (i) certain financial reports and other financial information provided by the Corporation to government bodies or to the public; (ii) the Corporation's internal systems controlling finance, accounting, legal compliance and ethics that management and the Board have established; and (iii) the Corporation's auditing, accounting and financial reporting processes generally. The Audit Committee shall serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system, as well as review and appraise the audit efforts of the Corporation's independent accountants. Consistent with this function, the Audit Committee should encourage adherence to, and continuous improvement of the Corporation's policies, procedures and practices at all levels. In fulfilling its duties, it is the responsibility of the Audit Committee to maintain free and open communication among the independent accountants, financial and senior management and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section III of this Charter.

II.      ORGANIZATION

         A.       AUDIT COMMITTEE COMPOSITION
                  ---------------------------

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. All members of the Audit Committee shall be familiar with basic finance and accounting practices, and at least one member of the Audit Committee must have accounting or related financial management expertise.

The members of the Audit Committee shall be elected at the annual meeting of the Board of Directors and shall serve until the next annual meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Audit Committee may designate a Chair by a majority vote of the full Committee membership.

         B.       AUDIT COMMITTEE MEETINGS
                  ------------------------

The Audit Committee shall meet at least three times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Audit Committee should meet at least annually with management, the director of the internal auditing department and the independent accountants in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately.

III.     RESPONSIBILITIES AND DUTIES

         To fulfill its responsibilities and duties the Audit Committee shall:

         A.       DOCUMENT REVIEW
                  ---------------

1. Review this Charter periodically, at least annually, and update as necessary with due regard for pronouncements by the Securities and Exchange Commission and other regulatory bodies.

2. Review the Corporation's annual financial statements, as well as significant correspondence, major reports and other financial information submitted to, or received from, the government, or the public, including, but not limited to any certification, report, opinion, or review rendered by the independent accountants.

3. Review the quarterly financial statements with financial management and the independent accountants prior to the filing of the Form 10-Q and discuss any other matters required to be communicated to the Audit Committee by the accountants. The chair of the Audit Committee may represent the entire Committee for purposes of this review.

         B.       INDEPENDENT ACCOUNTANTS
                  -----------------------

4. In recognition of the fact that the independent accountants are ultimately accountable to the Board of Directors, review and recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness. In this regard, the Audit Committee shall, on an annual basis, obtain from the Corporation's accountants a written communication delineating all of the accountant's relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and review with the accountant the nature and scope of any disclosed relationships or professional services that may impact the objectivity and independence of the accountant. In considering the accountant's independence, the Audit Committee shall consider any non-audit services performed by the accountant for the Corporation and the impact such services may have on the accountant's independence. The Audit Committee may adopt policies regarding accountant independence including, but not limited to, policies regarding the accountant's performance of non-audit services.

5.       Review the compensation to be paid to the independent accountants.

6. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

7. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the Corporation's financial statements.

         C.       FINANCIAL REPORTING PROCESS
                  ---------------------------

8.       Review  the  integrity  of  the   Corporation's   financial   reporting
processes, both internal and external, in consultation with the independent accountants.

9. Consider the independent accountants' judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

10. Review and approve any necessary major changes to the Corporation's auditing and accounting principles and financial disclosure practices as suggested by the independent accountants or management.

         D.       PROCESS IMPROVEMENT
                  -------------------

11. Establish regular and separate systems of reporting to the Audit Committee by each of management and the independent accountants regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

12. Following completion of the annual audit, review separately with each of management and the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope or work or access to required information.

13.      Review  any   significant   disagreement   among   management  and  the
independent accountants in connection with the preparation of the financial statements.

14. Conduct a timely review with the independent accountants and management of the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.

         E.       LEGAL COMPLIANCE
                  ----------------

15. Prepare a report of the Audit Committee to be included in the Corporation's proxy statement in accordance with Securities and Exchange Commission rules.

16. Include a copy of this Charter in the Corporation's proxy statement at least triennially or the year after any significant amendment to the Charter.

17. Review, with the Corporation's counsel, legal compliance matters that could have a significant impact on the Corporation's financial statements. Investigate, in its discretion, any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose.

18.      Perform  any  other  activities   consistent  with  the  Charter,   the
Corporation's Bylaws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

                           [DEFINITIVE FORM OF PROXY]


                             OPEN PLAN SYSTEMS, INC.

               Proxy Solicited on Behalf of the Board of Directors


         The undersigned hereby appoints Anthony F. Markel and Theodore L. Chandler, Jr., jointly and severally, as proxies, with full power to act alone, and with full power of substitution, to represent the undersigned and to vote, as designated on the reverse, all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Open Plan Systems, Inc., a Virginia corporation, to be held at the Omni Richmond Hotel, 12th and Cary Streets, Richmond, Virginia, on Tuesday, August 7, 2001, at 10:00 a.m., local time, or any adjournments thereof, for the following purposes:

                     (PLEASE DATE AND SIGN ON REVERSE SIDE)

                 Please Detach and Mail in the Envelope Provided

--------------------------------------------------------------------------------

A  |X| Please mark your
       votes as in this
       example using
       dark ink only.

                   FOR nominees         WITHHOLD
                  listed at right     AUTHORITY to
                (except as written        vote
                        on          for all nominees
                  the line below)        listed
                                        at right                                                              FOR   AGAINST  ABSTAIN
                                                                                                                _      _        _
                         _                 _                                   2. To approve the resolution    |_|    |_|      |_|
1. To elect as          |_|               |_|   NOMINEES: Term Expires            to restore the voting
   directors the                                          -------------           rights of Great Lakes Capital,
   two persons                                            in 2004:                LLC under Virginia law, as described
   listed as                                              --------                in Proposal Two in the accompanying
   nominees at right:                                     J. Wesley Hall          Proxy Statement.
                                                          W. Sydnor Settle
                                                                               3. In their discretion, the proxies are authorized
                                                                                  to vote upon any other business that may properly
                                                                                  come before the meeting, or any adjournment
                                                                                  thereof.
(INSTRUCTION:  To withhold  authority to vote
for any  individual  nominee listed at right,
write  that   nominee's  name  on  the  space                                  THIS PROXY, WHEN PROPERLY  EXECUTED, WILL BE VOTED IN
provided below.)                                                               THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER.  IF NO
                                                                               DIRECTION  IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL
                                                                               NOMINEES LISTED IN ITEM 1 AND FOR ITEM 2.
_______________________________________
                                                                               PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY



_____________________________________________     _____________________________________________      Dated: _______________, 2001
Signature of Shareholder                          Signature of Co-owner (if applicable)

Note: (If signing as Attorney, Administrator, Executor, Guardian or Trustee, please add your title as such.)

--------------------------------------------------------------------------------